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                                                                   EXHIBIT 99.1

         Important Factors Regarding Future Results of IPL Systems, Inc.
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Information provided by IPL Systems, Inc. ("IPL" or the "Company") or its
spokespersons from time to time may contain forward-looking statements concerning projected financial performance, product development or other aspects of future operations. Such statements will be based on the assumptions and expectations of the Company's management at the time such statements are made. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. Various factors, including but not limited to the following, have affected the Company's results in the past and may cause its future results to differ materially from those projects in the forward-looking statements.

Rapid Technological and Market Changes. The market for the Company's products is characterized by rapidly changing technology and evolving customer needs which shorten the life cycles of existing products and require ongoing development and introduction of new products. The Company's ability to realize its expectations will depend on its success at enhancing its current offerings, developing new products that keep pace with developments in technology and meet evolving customer requirements for performance and price, and delivering those products through distribution channels with appropriate customer service and support. This will require, among other things, correctly anticipating customer needs, hiring and retaining personnel with the necessary skills and creativity, providing adequate resources for product development, and managing distribution channels effectively. Failure by the Company to anticipate or respond adequately to technological developments and customer requirements, significant delays in the development, product, testing, or availability of new or enhanced products, or the failure of customers to accept such products, could adversely affect the Company's technological position and operating results. Furthermore, there can be no assurance that the Company's competitors will not succeed in developing products or technologies that have superior price/performance characteristics compared to any products being offered or developed by the Company.

Competition. The computer data storage industry is intensely competitive and is characterized by rapid technological change and constant pricing pressure. IPL competes with a number of companies offering computer data storage, back-up and recovery systems, including International Business Machines ("IBM"), EMC Corporation ("EMC") and others, which have substantially greater financial, product development, marketing and distribution resources than the Company. In the open systems storage market, EMC , Data General Corporation, and the host systems manufacturers are the major competitors, but the Company believes that to date no dominant suppliers have emerged in the very large database ("VLDB") segment of the open systems storage market. In the AS/400 market, IBM is the major competitor. Because IPL's systems have to be compatible with the AS/400 computer systems or with the systems of the




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principal manufacturers of UNIX-based open systems computers and the relational database software programs, IPL's competitive position and operating results may be adversely affected by, among other factors, modifications in the design of such systems or programs, the introduction of new products by such manufacturers or other competitors, reductions in the pricing of storage solutions in these markets, or the implementation of new marketing strategies by any of its principal competitors. The same is also true for the Company's existing AS/400 products which the Company continues to support for its existing customers. The Company has no plans for future development of AS/400 storage.

Fluctuations in Operating Results; Recent Losses. The Company has recently experienced losses from operations and may in the future experience further losses and significant period-to-period fluctuations in operating results. The Company's revenues in any quarter are substantially dependent on the timing of product shipments to third party distributors (sales to which are often difficult to forecast) as well as the status of competing product introductions. Like many other high technology companies, a disproportionately large percentage of quarterly sales occur in the closing weeks of each quarter. Any forward-looking statements about operating results made by members of management will be based on assumptions about the likelihood of closing sales then in the pipeline and other factors management considers reasonable based in part on knowledge of performance in prior periods. The failure to consummate any of those sales may have a disproportionately negative impact on operating results, given the Company's relatively fixed costs, and may thus prevent management's projections from being realized.

Other factors that affect the Company's operating results and that management takes into account include competitive pricing trends and changes in the revenue and gross margin mix among open systems and AS/400 disk systems and tape systems for computer data storage. Changes in the factors underlying management's assumptions may result in a material variation between actual results and those forecast in any forward-looking statements made during a particular period.

Patents and Protection of Proprietary Technology. The Company believes that its success in developing new products depends primarily upon the technical competence and creative skills of its personnel rather than on the ownership of copyrights or patents. The Company has no patents on its current products, but in 1995 the Company filed applications for patents in the United States and foreign countries with respect to new products scheduled to be introduced in 1996. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. There can be no assurance as to the likelihood that pending patents will be issued or that any such patents will afford protection against competitors with similar technology. In addition, patent applications filed in foreign countries may provide significantly less patent protection than the United States. No assurances can be given that patents issued to the Company will not be infringed upon or designed around by others.



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 In addition, due to the rapid technological development of the computer data storage industry with concurrent extensive patent coverage and with the rapid rate of issuance of new patents, certain aspects of the Company's products may infringe patents unknown to the Company. Patent protection may also be obtained in the future on new inventions and designs for peripheral storage subsystems or the computers to which the Company's subsystems attach. Although the Company believes that its products and other proprietary rights do not infringe the proprietary rights of third parties, there can be no assurance that other third parties will not assert infringement claims against the Company or that such claims will not be successful. If any infringement exists or any such patents are issued, the Company would seek, based upon industry practice, licenses to such patents, but there can be no assurance that the Company will be able to obtain any such licenses on terms which would not have a material adverse effect on its business.

The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. To protect its rights in these areas, the Company requires all employees to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company's business could be adversely affected.

Dependence on Key Personnel. The success of the Company's operations depends on its ability to attract and retain experienced technical, sales, marketing and management personnel. Such personnel are in great demand and the Company must compete for their services. Management's projections necessarily assume that the Company will continue to attract and retain such personnel, so the failure to do so could have a material adverse effect on the Company's ability to develop and market competitive products.

Dependence on Suppliers. The Company has and will continue to rely on outside vendors to manufacture certain electronic components and subassemblies used in the production of the Company's products. Certain components, subassemblies, materials and equipment necessary for the manufacture of the Company's products are obtained from a sole supplier or a limited group of suppliers. The Company's reliance on sole suppliers or a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required products and reduced control over the price, timely delivery, reliability and quality of finished products. The Company does not have any long-term supply agreements with its suppliers. Certain of the Company's suppliers have relatively limited financial and other resources. Any inability to obtain timely deliveries of products and services having acceptable qualities or any other circumstance that could require the Company to seek alternative sources of supply or to manufacture its own electronic components, subassemblies and manufacturing equipment internally, could delay the Company's ability to ship its products. Any such delay could




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damage relationships with customers and could have a material adverse effect on the Company's business and operating results.

Dependence on Distributors and OEMs. In March 1997, the Company transitioned out of direct sales of its products to end users. It has non-exclusive distribution arrangements with a number of distributors and Original Equipment Manufacturers, all of which can and do sell products that are competitive with the Company's products. The Company's principal distributor is now ANDATACO, which entered into an OEM agreement with the Company as of February 25, 1997. All of the Company's distribution agreements are short-term agreements which can be terminated by either party within less than 30 days.

Future Capital Needs As of December 31, 1996, IPL had working capital of $4.9 million and cash and cash equivalent of $2.27 million, a decrease of $1.3 million, or approximately 21% from $6.2 million as of December 31, 1995. IPL's current ratio remained stable at about 2.2:1 as of the end of both years. In the year ended December 31, 1996, IPL used $1.2 million in cash to fund the losses of its operating activities. If IPL's operating activities continue to generate losses and use IPL's remaining cash, IPL will need to either liquidate assets or seek outside sources of financing, which if available at all, may not be available on reasonable terms. IPL's management does not anticipate any such needs if the Merger is consummated by the end of May, but if there is any delay in the Merger or if the Merger Agreement is terminated, IPL will proceed to seek such additional sources of cash for the business.